                               BRIGGS & STRATTON
                                 CORPORATION


                            ---------------------

                               ANNUAL MEETING
                               OF SHAREHOLDERS

                            ---------------------


                              October 18, 1995




                                   NOTICE
                                     AND
                                    PROXY
                                  STATEMENT

    [LOGO]
  PRINTED ON
RECYCLED PAPER

                        BRIGGS & STRATTON CORPORATION


                                  [LOGO](R)

                           12301 WEST WIRTH STREET
                         WAUWATOSA, WISCONSIN 53222

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        NOTICE is hereby given that the Annual Meeting of Shareholders of BRIGGS & STRATTON CORPORATION, a Wisconsin corporation (hereinafter called the Corporation), will be held at the Tarrytown House Conference Center, East Sunnyside Lane, Tarrytown, New York 10591, on Wednesday, October 18, 1995, at 9:00 a.m. Eastern Daylight Time, for the following purposes:

        (a) To elect three Directors to serve for three-year terms expiring in 1998; and

        (b) To consider and vote upon a shareholder's proposal, if presented; and

        (c) To take action with respect to any other matters that may be brought before the meeting and that might be considered by the shareholders of a Wisconsin corporation at their annual meeting.

        By order of the Board of Directors

        Wauwatosa, Wisconsin
        September 11, 1995

                                         ROBERT H. ELDRIDGE, Secretary

        YOUR VOTE IS IMPORTANT TO INSURE THAT A MAJORITY OF THE STOCK IS REPRESENTED. PLEASE SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

        The Tarrytown House Conference Center is located in Tarrytown, New York, 24 miles north of midtown Manhattan, New York.

                               PROXY STATEMENT

        This statement is furnished in connection with the solicitation by the Board of Directors of Briggs & Stratton Corporation of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders of the Corporation to be held on October 18, 1995 and any adjournments thereof. Only shareholders of record at the close of business on August 31, 1995 will be entitled to notice of and to vote at the meeting. The shares represented by each valid proxy received in time will be voted at the meeting and, if a choice is specified on the proxy, such shares will be voted in accordance with that specification. Shareholders may revoke proxies at any time to the extent they have not been exercised. The cost of solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by use of the mails; however, some solicitation may be made by regular employees of the Corporation, without additional compensation therefor, by telephone, by facsimile, or in person. In addition, the Corporation has retained Georgeson & Company, Inc. to assist it in its proxy solicitation efforts, at a fee to the Corporation anticipated not to exceed $15,000 plus reasonable out-of-pocket expenses. On the record date, the Corporation had outstanding 28,927,000 shares of $.01 par value common stock entitled to one vote per share.

        A majority of the votes entitled to be cast with respect to each matter submitted to the shareholders, represented either in person or by proxy, shall constitute a quorum with respect to such matter. If a quorum exists, the affirmative vote of a majority of the votes represented at the meeting will be required for the election of directors and the passing of the shareholder proposal. A vote withheld from the election of directors or an abstention with respect to the shareholder proposal shall count toward the quorum requirement and shall have the effect of a vote against the director nominee or nominees, or such proposal. A broker non-vote shall count toward the quorum requirement, but shall have no effect on the voting for the shareholder proposal. The Inspectors of Election appointed by the Board of Directors shall count the votes and ballots.

        The Corporation's principal executive offices are located at 12301 West Wirth Street, Wauwatosa, Wisconsin 53222. It is expected that this Proxy Statement and the form of proxy will be mailed to shareholders on or about September 11, 1995.

(a) ELECTION OF DIRECTORS

        The Board of Directors of Briggs & Stratton is divided into three classes, with the term of office of each class ending in successive years. Three directors are to be elected to serve for a term of three years each expiring in 1998 and six directors will continue to serve for the terms designated in the following schedule. All directors are elected subject to the Bylaw restricting service beyond the Annual Meeting of Shareholders following their attainment of age 70. It is intended that proxies received in response to this solicitation will be voted for the election of the nominees named below or, in the event of contingency not presently foreseen, for the election of other persons who may be nominated as substitutes.

        Each nonemployee director of the Corporation receives an annual retainer fee of $15,000, a fee of $1,500 for each Board meeting attended and $1,000 for each Committee meeting attended, and a fee of $250 for participating in any written consent resolution. Nonemployee directors may elect to defer receipt of all or a portion of their directors' fees until any date but no later than the year in which the director attains the age of 71 years. Amounts so deferred will be credited with interest quarterly at 80% of the prime rate. Nonemployee directors are provided with $150,000 of coverage under the Corporation's Business Travel Accident Plan while on Corporate business.

                                                                                             YEAR FIRST
                                                                                              BECAME A
NAME, AGE, PRINCIPAL OCCUPATION FOR PAST FIVE YEARS AND DIRECTORSHIPS                         DIRECTOR
NOMINEES FOR ELECTION AT THE ANNUAL MEETING (CLASS OF 1998):

CLARENCE B. ROGERS, JR., 65 (1) (2) (4)                                                        1991

        Chairman and Chief Executive Officer of Equifax Inc., a provider of information based administrative services, since 1992. President and Chief Executive Officer,
        October 1989 to October 1992. Director of Dean Witter, Discover & Co.; Sears,
        Roebuck & Co. and Equifax Inc.

FREDERICK P. STRATTON, JR., 56 (3) (4)                                                         1976

        Chairman and Chief Executive Officer of the Corporation since 1986. Also President
        (1992-1994). Director of Banc One Corporation, Banc One Wisconsin Corporation,
        Bank One Milwaukee, N.A., Midwest Express Airlines, Weyco Group Inc., Wisconsin
        Electric Power Company and Wisconsin Energy Corporation.

ELWIN J. ZARWELL, 68 (3) (4) (5)                                                               1972

        Retired. Lawyer, Partner in the firm of Quarles & Brady, Milwaukee, Wisconsin until September 1994.

                                                                                                  YEAR FIRST
                                                                                                   BECAME A
NAME, AGE, PRINCIPAL OCCUPATION FOR PAST FIVE YEARS AND DIRECTORSHIPS                              DIRECTOR
INCUMBENT DIRECTORS (CLASS OF 1997):

JOHN L. MURRAY, 68 (1) (2)                                                                           1989

        Retired. Chairman of the Board of Universal Foods Corporation, manufacturer and marketer of food ingredients and specialty foods (1984-1990). Director of Marcus Corporation, Twin Disc, Incorporated and Universal Foods Corporation.

JOHN S. SHIELY, 43 (3)                                                                               1994

        President and Chief Operating Officer of the Corporation since August 1994.
        Executive Vice President - Administration (1991-1994); Vice President and General
        Counsel (1990-1991) and General Counsel (1986-1990).

CHARLES I. STORY, 41 (1) (4)                                                                         1994

        President and Chief Executive Officer, INROADS, Inc., a national non-profit training and development organization which prepares talented minorities for careers in business and engineering; Executive Vice President - Operations from July 1991 to December 1992. Vice President and Director of Community Development,
        First American National Bank (1989-1991). Director of INROADS, Inc. and Advisory
        Director of First American National Bank.

INCUMBENT DIRECTORS (CLASS OF 1996):

MICHAEL E. BATTEN, 55 (1) (2)                                                                        1984

        Chairman and Chief Executive Officer of Twin Disc, Incorporated, manufacturer of power transmission equipment, since 1991; Chairman, President and Chief
        Executive Officer (1989-1991). Director of Firstar Corporation, Twin Disc,
        Incorporated and Universal Foods Corporation.

ROBERT H. ELDRIDGE, 56                                                                               1988

        Executive Vice President and Chief Financial Officer, Secretary-Treasurer of
        the Corporation since April 1995. Secretary-Treasurer (1984-1995). Director of M&I Northern Bank.

PETER A. GEORGESCU, 56 (1) (4)                                                                       1986

        Chairman and Chief Executive Officer of Young & Rubicam Inc., an international communications firm; Chairman since January 1995 and Chief Executive Officer since January 1994. President (1990-1994). Director of Young & Rubicam Inc.

FOOTNOTES (1), (2), (3), (4) AND (5) ARE ON PAGE 4.

(1) Member of Audit Committee, of which Mr. Batten is Chairman. The Audit Committee, composed of all outside directors, makes recommendations to the Board of Directors regarding the engagement of independent public accountants to audit the books and accounts of the Corporation and reviews with such accountants the audited financial statements and their report thereon. The Audit Committee also reviews and approves all non-audit services performed by the independent public accountants, reviews such accountants' recommendations on accounting policies and internal controls, reviews internal accounting and auditing procedures, and monitors internal programs to insure compliance with law and to avoid conflicts of interest. The Audit Committee held three meetings during fiscal 1995.

(2) Member of Nominating and Salaried Personnel Committee, a committee composed of outside directors, of which Mr. Murray is Chairman. The Nominating and Salaried Personnel Committee: (a) proposes to the Board of Directors a slate of nominees for election by the shareholders at the Annual Meeting of Shareholders and prospective director candidates in the event of the resignation, death or retirement of directors or change in Board composition requirements; (b) reviews candidates recommended by shareholders for election to the Board of Directors; (c) develops plans regarding the size and composition of both the Board of Directors and Committees; (d) reviews the compensation and benefits of salaried employees and makes appropriate recommendations to the Board of Directors; (e) administers The Briggs & Stratton Corporation Stock Incentive Plan and the Economic Value Added Incentive Compensation Plan; and (f) prepares on an annual basis a report on executive compensation. The Nominating and Salaried Personnel Committee held four meetings during fiscal 1995.

        The Committee will consider candidates for the Board of Directors recommended by a shareholder who submits such recommendation in writing to the Secretary of the Corporation at its principal office in Wauwatosa, Wisconsin, stating the shareholder's name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate. All letters suggesting candidates must be received by the Secretary of the Corporation on or before May 1 of the year of the Annual Meeting of Shareholders in which the candidate's nomination would be acted upon.

        Any direct nominations by shareholders for the Board of Directors must be made in accordance with the information and timely notice requirements of the Corporation's Bylaws, a copy of which may be obtained from the Secretary of the Corporation. Among other things, such nominations must be in writing and, for consideration at the 1996 Annual Meeting, received by the Secretary no later than July 20, 1996.

(3) Member of Executive Committee. The Executive Committee is authorized to exercise the authority of the Board of Directors in the management of the business and the affairs of the Corporation between meetings of the Board, except as provided in the Bylaws. The Executive Committee held one meeting during fiscal 1995.

(4) Member of Planning Committee, of which Mr. Stratton is Chairman. This Committee reviews with management the product and marketing plans for the Corporation. There were four meetings held during fiscal 1995.

(5) Quarles & Brady, of which Mr. Zarwell is a retired partner, is outside legal counsel for the Corporation.

        The Board of Directors held five meetings in fiscal 1995.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table presents the names of persons known to the Corporation to be the beneficial owners of more than 5% of the outstanding shares of its common stock.

---------------------------------------------------------------------------
NAME AND ADDRESS OF          AMOUNT AND NATURE OF
BENEFICIAL OWNER             BENEFICIAL OWNERSHIP          PERCENT OF CLASS
---------------------------------------------------------------------------
Pioneering Management Corp.       2,792,500(a)                   9.7%
60 State Street
Boston, Massachusetts 02109
---------------------------------------------------------------------------

        (a) Pioneering Management Corp. reports that as of August 10, 1995 it had sole voting power with respect to 2,792,500 shares and shared dispositive power with respect to 2,792,500 shares.

        The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                       SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of shares of common stock of the Corporation by each director, nominee and named executive officer, and by all directors, nominees and executive officers as a group, as of August 1, 1995.

                                                                           NATURE OF BENEFICIAL OWNERSHIP
                                                                        ------------------------------------
                                          TOTAL NO.                       SOLE           SHARED        SOLE
                                         OF SHARES        PERCENT      VOTING AND      VOTING AND      VOTING
                                        BENEFICIALLY        OF         INVESTMENT      INVESTMENT      POWER
DIRECTORS AND EXECUTIVE OFFICERS           OWNED           CLASS          POWER           POWER         ONLY
--------------------------------        ------------      -------      ----------      ----------      ------
Michael E. Batten                          400               *              400                0             0

Robert H. Eldridge                     191,082(a)(b)         *           12,681(a)       174,200         4,201

Peter A. Georgescu                       2,000               *                0            2,000             0

Michael D. Hamilton                     15,701(a)            *           12,681(a)             0         3,020

John L. Murray                           2,000               *            2,000                0             0

Clarence B. Rogers, Jr.                  2,000               *            2,000                0             0

John S. Shiely                         304,209(a)(c)       1.1           22,151(a)       280,000         2,058

Charles I. Story                           400               *                0              400             0

Frederick P. Stratton, Jr.             785,262(a)(b)(c)    2.7           21,157(a)       758,462         5,643

James A. Wier                           16,419(a)            *           12,774(a)             0         3,645

Elwin J. Zarwell                         4,000               *            4,000                0             0

All directors, nominees and
executive officers as a group
(20 persons including the
above named)                           936,413(a)          3.2%         136,206(a)       760,906        39,301

*Less than 1%.

(a) Includes shares issuable pursuant to stock options exercisable within 60 days after the date of this proxy statement for Messrs.
        Eldridge, Hamilton, Shiely, Stratton, Wier, and all directors, nominees
        and executive   officers as a group of: 9,681; 9,681; 6,151; 2,461;
        9,681 and 73,266; respectively.

(b) Includes 174,200 shares in the Briggs & Stratton Retirement Plan as to which Mr. Stratton and Mr. Eldridge share beneficial ownership
        through joint   voting and investment power.

(c) Includes 280,000 shares in the Briggs & Stratton Corporation Foundation as to which Mr. Stratton and Mr. Shiely share beneficial ownership through joint voting and investment power.

        The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

        Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and certain of its officers to file reports of their ownership of Briggs & Stratton stock and of changes in such ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. SEC regulations also require the Corporation to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. Peter A. Georgescu, a director of the Corporation, inadvertently filed one such report, reporting one transaction, 20 days late.

                              PERFORMANCE GRAPH

The chart below shows a comparison of the cumulative return over the last five fiscal years had $100 been invested at the close of business on June 30, 1990 in each of Briggs & Stratton common stock, the Standard & Poor's (S&P) 500 Index and the S&P Machinery Index.

FIVE YEAR CUMULATIVE TOTAL RETURN COMPARISON*
BRIGGS & STRATTON VERSUS PUBLISHED INDICES (S&P 500 AND S&P MACHINERY)


                        6/90    6/91    6/92    6/93    6/94    6/95
                        ----    ----    ----    ----    ----    ----
Briggs & Stratton....... 100     106     150     228     236     268
S&P 500................. 100     107     122     138     140     177
S&P Machinery........... 100      96      94     126     137     173

* Total return calculation is based on compounded monthly returns with reinvested dividends.


                 NOMINATING AND SALARIED PERSONNEL COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

        The Corporation's Nominating and Salaried Personnel Committee (the "Committee"), which is comprised of three outside directors of the Corporation, is responsible for considering and approving compensation arrangements for senior management of the Corporation, including the Corporation's executive officers and the chief executive officer. The objectives of the Committee in establishing compensation arrangements for senior management are to: (i) attract and retain key executives who are important to the continued success of the Corporation and its operating divisions; and (ii) provide strong financial incentives, at reasonable cost to the shareholders, for senior management to enhance the value of the shareholders' investment.

        The primary components of the Corporation's executive compensation program are (i) base salary, (ii) incentive compensation bonuses and (iii) incentive stock options.

        The Committee believes that:

        - The Corporation's incentive plans provide very strong incentives for management to increase shareholder value;

        - The Corporation's pay levels are appropriately targeted to attract and retain key executives; and

        - The Corporation's total compensation program is a cost-effective strategy to increase shareholder value.

BASE SALARIES

        Officers' base salaries are reviewed annually by the Committee. Salaries are based on level of responsibility and individual performance. It is the Corporation's objective that base salary levels, in the aggregate, be at or modestly above competitive salary levels. The Committee defines a competitive salary level as the average for similar responsibilities in similar companies. In setting base salaries for fiscal 1995, the Committee reviewed compensation survey data from its outside consultant, Hewitt Associates, for a Comparator Group of companies (which is not the same group of companies included in the S&P Machinery Index), in the general sales dollar size range and broad industry sector of the Corporation. It also reviewed an internally prepared Summary of Compensation for executive officers of public companies located in southern Wisconsin based on compensation reported in proxy statements. The Committee was satisfied that the salary levels set would achieve the Corporation's objective. In fiscal 1995, Mr. Stratton received an increase in base salary of 1.0%.

INCENTIVE BONUSES

        The Corporation maintains an Economic Value Added ("EVA") Incentive Compensation Plan (the "Plan", or "EVA Plan"), the purpose of which is to provide incentive compensation to certain key employees, including all executive officers, in a form which relates the financial reward to an increase in the value of the corporation to its shareholders. In general, EVA is the net operating profit after taxes, less a capital charge. The capital charge is intended to represent the return expected by the providers of the firm's capital, and is the weighted average cost of (i) equity capital based on a 30-year Treasury Bond yield plus the product of the average equity risk premium and the business risk index for the Corporation, and (ii) debt capital equal to actual after-tax debt cost. EVA improvement is the financial performance measure most closely correlated with increases in shareholder value.

        Under the EVA Plan, the Accrued Bonus for a participant for any fiscal year is equal to the aggregate of 50% of the Company Performance calculation (Base Salary x Target Incentive Award x Company Performance Factor) plus 50% of the Individual Performance calculation (Base Salary x Target Incentive Award x Individual Performance Factor). The intent of the Plan is to reward executives based on their ability to continuously improve the amount of EVA earned on behalf of shareholders. For all of the executives named in the Summary Compensation Table, the Committee determined that the Individual Performance Factor would be the same as the Company Performance Factor. Individual target incentive awards under the Plan ranged from 20% to 80% of base compensation for fiscal 1995. For the same year, Mr. Stratton's individual target incentive award was 80%. His fiscal 1995 bonus reflects a payout of 152% of his target incentive award.

        The Company Performance Factor is determined by reference to the amount of improvement or deterioration in EVA. If the annual improvement in EVA is in excess of the targeted improvement, the Company Performance calculation will produce an amount in excess of the Target Incentive Award; if the annual improvement in EVA is less than the targeted improvement, the Company Performance calculation will produce an amount less than the Target Incentive Award. There is no cap and no floor on the accrued bonus. For fiscal 1995 and subsequent Plan years, the target EVA will be the average of the Target EVA and Actual EVA for the prior Plan year plus an Expected Improvement. Expected Improvement for each fiscal year is $4 million. In the event the average of the Target EVA and the Actual EVA for the prior year exceeds $25 million, the Expected Improvement factor will not be added to the target. For fiscal 1995 the Target EVA was $25 million.

        The Individual Performance Factor is determined by the executive to whom the participant reports, subject to approval by the Committee, and is the average (or weighted average) of one or more quantifiable or non-quantifiable factors (called "Supporting Performance Factors"). Supporting Performance Factors represent an achievement percentage continuum that ranges from 50% to 150% of the individual target award opportunity, and will be enumerated from .5 to 1.5 based on such continuum. However, if approved by the Committee, Supporting Performance Factors which are the same as the Company Performance Factor or are based on divisional EVA may be uncapped.

        The EVA bonus plan provides the powerful incentive of an uncapped bonus opportunity, but also uses a "Bonus Bank" feature to ensure that extraordinary EVA improvements are sustained before extraordinary bonus awards are paid out. The Bonus Bank feature applies to those participants determined by the Committee to be Senior Executives under the Plan. All of the executive officers, including those named in the Summary Compensation Table, were designated Senior Executives for fiscal 1995. Each year, any accrued bonus in excess of 125% of the target bonus award is added to the outstanding Bonus Bank balance. The bonus paid is equal to the accrued bonus for the year, up to a maximum of 125% of the target bonus, plus 33% of the new Bonus Bank balance. A Bonus Bank account is considered "at risk" in the sense that in any year the accrued bonus is negative, the negative bonus amount is subtracted from the outstanding Bonus Bank balance. Thus, extraordinary EVA improvements must be sustained for several years to ensure full payout of the accrued bonus. In the event the outstanding Bonus Bank balance at the beginning of the year is negative, the bonus paid is limited to the accrued bonus up to a maximum of 75% of the target bonus. The executive is not expected to repay negative balances. On termination of employment due to death, disability or retirement, the Available Balance in the Bonus Bank will be paid to the terminating executive or his designated beneficiary or estate. Executives who voluntarily leave to accept employment elsewhere or who are terminated for cause will forfeit any positive Available Balance.

STOCK INCENTIVE PLAN

        In 1990, the shareholders approved the Corporation's Stock Incentive Plan ("Incentive Plan"). The Incentive Plan authorizes the Committee to grant to officers and other key employees stock incentive awards in the form of one or any combination of the following: stock options, stock appreciation rights, deferred stock, restricted stock and stock purchase rights. In early 1993, the Committee worked with a consultant engaged at that time to adopt a method of granting options which more closely aligns financial reward to optionees to the long-term performance of the Corporation.

        The Committee determined that for a five year period, beginning in fiscal 1994, the sole form of options to be granted under the Incentive Plan would be leveraged stock options (LSOs), and therefore an amendment to the Incentive Plan increasing the number of shares available for LSO grants was submitted to shareholders and approved at the October 1993 Annual Meeting. Effective beginning fiscal 1994, an amount equal to the annual Total Bonus Payout under the EVA Plan will be awarded in the form of LSOs, which can be either Incentive Stock Options or Non-Qualified Stock Options under the Stock Option part of the Incentive Plan. All options granted have a term of 5 years and become exercisable at the end of 3 years.

        On August 7, 1995, after publication of financial results for fiscal 1995, the Committee granted LSOs to 17 Senior Executives, including all executive officers shown in the Summary Compensation Table, based on the amount of Total Bonus Payout under EVA Plan for fiscal 1995. The calculation of the number of options granted to each executive, and the method of determining their exercise price, is described below. These Leveraged Stock Options provide a form of option grant that simulates a stock purchase with 10:1 leverage. Because the leveraged options granted in 1995 have a premium exercise price and a term of five years, the current Black-Scholes value of these options is only 14.8% of the stock price. The number of leveraged options granted to Mr. Stratton for fiscal 1995 was determined in the manner described and was based on his incentive bonus for fiscal 1995.

        The number of LSOs granted to a Senior Executive is determined by dividing the Total Bonus Payout by 10% of the fair market value (FMV) of the Corporation stock on the date of grant. The exercise price of the option is the product of 90% of the FMV on the date of grant times the Estimated Annual Growth Rate compounded over the five year term of the option. The Estimated Annual Growth Rate equals the average daily closing 30-year U.S. Treasury Bond yield for March of the immediately preceding plan year, plus 1%.

        The following example illustrates the calculation of the stock option grant for a Senior Executive who is entitled to $50,000 in Total Bonus Payout under the EVA Plan. The number of options earned is calculated by dividing the Total Bonus Payout by 10% of the FMV of Corporation stock. Assume the FMV of Corporation stock on the date of grant is $36.4375.

Example: NUMBER OF OPTIONS GRANTED
         10% of the FMV is $3.64375.
         Options Granted is 13,722 ($50,000 / $3.64375)
                            ------

         EXERCISE PRICE = (.9 x FMV) x ESTIMATED ANNUAL GROWTH RATE(5)* 8.4% is the Estimated Annual Growth Rate (7.4%, plus 1%) (See description above)
         The exercise price is $49.08 (.9 x $36.4375 x 1.084(5)*)
                               ------

         * Raising it to the 5th Power takes it to a 5-year compound growth rate.

        Thus, the fair market value of the Corporation shares must exceed $49.08 between 3 and 5 years from the date of LSO grant to give the LSO options value to the Senior Executives, based on this example.

        The maximum number of LSOs to be granted each year is 600,000, and the maximum number of LSOs that may be granted cumulatively under the LSO Program is 2,539,986. These figures have been adjusted in accordance with the Stock Incentive Plan for the 2-for-1 stock split November 14, 1994 and the spin-off of the automotive lock business February 27, 1995. If the Total Bonus Payout under EVA produces more than 600,000 LSOs in any year, LSOs granted to all Senior Executives for that year will be reduced pro-rata based on proportionate Total Bonus Payouts under the EVA Plan. The amount of such reduction shall be carried forward to subsequent years and invested in LSOs to the extent the annual limitation is not exceeded in such years. For fiscal 1995, the Total Bonus Payout produced more than the maximum; so the number of LSO grants was reduced, leaving $56,442, or 2.5% of the Total Bonus Payout, to be carried forward. The LSO Program is intended to exist for a five-year period until 1999.

        Internal Revenue Service regulations effective for fiscal years beginning after January 1994 limit the deductibility by a corporation of compensation paid to the Chief Executive Officer and the other executive officers whose compensation is required to be reported in the Summary Compensation Table to $1 million unless certain conditions are met. After careful consideration of other alternatives for maintaining the deductibility of compensation earned in excess of the $1 million cap by any of the covered executives, the Committee recommended to the Board adoption of a resolution requiring any corporate officer whose compensation might be expected to exceed the cap to enter into a Deferred Compensation Agreement for fiscal 1996. Mr. Stratton has entered into such an Agreement, under which he has deferred any amounts earned in excess of the cap to the fiscal year following the year in which he leaves the employment of the Corporation.

        Mr. Stratton entered into a similar agreement for fiscal 1995, pursuant to which he elected that amounts deferred be converted into phantom stock units, based on the deferral date closing price of the Corporation's common stock. Each year the amount of dividends that would have been paid on the phantom stock units will be converted to additional phantom stock units. For fiscal 1995, the amount deferred converted into 2,884 phantom stock units. Following termination, Mr. Stratton will be entitled to receive either cash in an amount equal to the then-current market value of the phantom stock units or a number of shares of Corporation common stock equal to the number of units of phantom stock. Therefore, Mr. Stratton's return on investment will be directly aligned with that of all other shareholders in that the amount of his payout will be affected by dividends paid and the increase or decrease in the price of Briggs & Stratton Corporation stock between the deferral and his time of termination of employment.

                          NOMINATING AND SALARIED PERSONNEL COMMITTEE:
                          John L. Murray, Chairman
                          Michael E. Batten
                          Clarence B. Rogers, Jr.

                             EXECUTIVE COMPENSATION

CASH COMPENSATION

        The table which follows sets forth certain information for each of the last three fiscal years concerning the compensation paid by the Corporation to the Corporation's Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                                                               ----------------------
                                                                               AWARDS         PAYOUTS
                                                                               ------         -------
                                                            ANNUAL           SECURITIES
                                                       COMPENSATION (1)      UNDERLYING
        NAME AND                           FISCAL   ----------------------    OPTIONS/         LTIP                ALL OTHER
    PRINCIPAL POSITION                     YEAR    SALARY ($)   BONUS ($)  SARS (#) (2)   PAYOUTS ($) (3)   COMPENSATION ($) (4)
    ------------------                     ------   ----------   ---------  ------------   ---------------   --------------------
F.P. Stratton (5)                           1995     $499,200     $547,962     162,710         $60,340              $7,072
Chairman and Chief                          1994      494,400      584,460     167,394*              0               6,884
Executive Officer                           1993      476,736      254,577      69,109*              0               6,667

J.S. Shiely (6)                             1995      319,068      218,897      63,300          17,677               5,756
President and Chief                         1994      231,744      171,224      49,035*              0               5,184
Operating Officer                           1993      222,504       79,211      21,516*              0               4,576

M.D. Hamilton                               1995      263,928      181,068      53,620          19,330               6,679
Executive Vice President-                   1994      253,416      187,236      53,618*              0               6,373
Sales & Service                             1993      243,672       86,747      23,560*              0               6,175

J.A. Wier                                   1995      263,928      181,068      53,620          19,330               6,507
Executive Vice President-                   1994      253,416      187,236      53,618*              0               6,207
Operations                                  1993      243,672       86,747      23,560*              0               6,016

R.H. Eldridge (7)                           1995      221,292      151,818      44,980          16,317               7,397
Executive Vice President                    1994      213,912      158,049      45,270*              0               7,072
and Chief Financial                         1993      205,680       73,222      19,881*              0               6,864
Officer, Secretary-Treasurer

(1)     Includes amounts earned in fiscal year, whether or not deferred.

(2) No SARs are outstanding. Option awards reported for fiscal 1995 were granted August 7, 1995 based on executive performance for fiscal 1995.

(3) Figures reflect portion of prior years' bonus bank balances paid with respect to fiscal 1995.

(4) All other compensation for fiscal 1995 for Messrs. Stratton, Shiely, Hamilton, Wier and Eldridge, respectively, includes: (i) matching contributions to the Corporation's Savings and Investment Plan for each named executive officer of $4,620, $5,145, $4,777, $4,777 and $4,750, and (ii) the cost of Survivor Annuity Plan coverage for each named executive officer of $2,452, $611, $1,902, $1,730 and $2,647.

(5) Bonus amount for fiscal 1995 includes amounts deferred and converted into phantom stock units under a Deferral Compensation Agreement.

(6) Mr. Shiely held the position of Executive Vice President - Administration until August 1994.

(7)     Mr. Eldridge held the position of Secretary-Treasurer until April 1995.

* Prior year options adjusted for effect of 2-for-1 stock split and spin-off of automotive lock division.

STOCK OPTIONS

        The Stock Incentive Plan approved by shareholders provides for the granting of stock options with respect to Common Stock.

        The following tables set forth further information relating to stock options:

                    OPTION/SAR GRANTS FOR LAST FISCAL YEAR*

                                                                             GRANT DATE
                         INDIVIDUAL GRANTS                                     VALUE
---------------------------------------------------------------------------------------
                     NUMBER OF      % OF TOTAL
                    SECURITIES     OPTIONS/SARS
                    UNDERLYING      GRANTED TO     EXERCISE OR                GRANT DATE
                   OPTIONS/SARS    EMPLOYEES IN    BASE PRICE   EXPIRATION     PRESENT
NAME                GRANTED (#)     FISCAL YEAR      ($/SH)        DATE        VALUE $ **
----               ------------    ------------    -----------  ----------   ----------
F.P. Stratton        162,710          27.1%          $49.08       8/7/00      $878,209
J.S. Shiely           63,300          10.6            49.08       8/7/00       341,655
M.D. Hamilton         53,620           8.9            49.08       8/7/00       289,408
J.A. Wier             53,620           8.9            49.08       8/7/00       289,408
R.H. Eldridge         44,980           7.5            49.08       8/7/00       242,775

 * Option awards reported for fiscal 1995 were granted August 7, 1995 based on executive performance for fiscal 1995. Options become exercisable August 7, 1998. No SARs were granted.

**      NOTES:

        Black-Scholes values are based on the following assumptions:
              Stock price at date of grant: $36.44
              Option term: 5 years
              Risk-free interest rate: .0636
              Volatility: .246
              Dividend yield: .027
              Risk-free interest rate is the five year U.S. government bond yield on the date of grant.
              Volatility and yield assumptions are based on monthly price and dividend data for the 36 months ending 6/30/95.

        It should not be concluded that the Corporation supports the validity of the Black-Scholes method or that the values shown in the table as generated by the model represent the amounts an executive might earn upon exercise of the options.

        The methodology used in determining the number of grants awarded and other terms and conditions of the grants are found in the Nominating and Salaried Personnel Committee Report on Executive Compensation.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES*


                                                                 NUMBER OF SECURITIES                       VALUE OF
                                                                UNDERLYING UNEXERCISED              UNEXERCISED IN-THE-MONEY
                                                                     OPTIONS/SARS                         OPTIONS/SARS
                      SHARES ACQUIRED         VALUE              AT FISCAL YEAR END (#)               AT FISCAL YEAR END ($)
NAME                  ON EXERCISE (#)      REALIZED ($)     EXERCISABLE       UNEXERCISABLE      EXERCISABLE       UNEXERCISABLE
----                  ---------------      ------------     -------------------------------      --------------------------------
F.P. Stratton ......       6,977             135,993           2,461             425,033           49,161             380,206
J.S. Shiely ........       1,282              26,041           6,151             157,518          125,663             337,205
M.D. Hamilton ......         400               6,975           9,681             156,618          198,260             380,206
J.A. Wier ..........           0                   0           9,681             156,618          198,260             380,206
R.H. Eldridge ......       3,000              61,969           9,681             135,951          198,260             380,206


 * No SARs are outstanding. Options at fiscal year end include options granted August 7, 1995 based on executive performance for fiscal 1995.

LONG-TERM INCENTIVE COMPENSATION

        As described in more detail in the Nominating and Salaried Personnel Committee Report on Executive Compensation, the EVA Plan requires that accrued bonuses payable to Senior Executives in excess of 125% of their target bonus be banked and remain at risk. The amounts of banked contingent incentive compensation awarded to the named executive officers for fiscal 1995 are as follows:


            LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR



                                                              ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                                                         PRICE-BASED PLANS
                                                             ---------------------------------------------
NAME                       AMOUNTS BANKED ($)                  MINIMUM ($)                  MAXIMUM ($)
-----------------------------------------------------------------------------------------------------------------
F.P. Stratton, Jr.            $ 99,001                            0                          $ 99,001
J.S. Shiely                     35,549                            0                            35,549
M.D. Hamilton                   32,714                            0                            32,714
J.A. Wier                       32,714                            0                            32,714
R.H. Eldridge                   27,429                            0                            27,429


RETIREMENT PLAN

        The Corporation maintains a defined benefit retirement plan (the "Retirement Plan") covering all executive officers and substantially all other employees. Under the Retirement Plan non-bargaining unit employees receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee's average of the highest five years' compensation of the last ten calendar years of service prior to retirement multiplied by the number of years of credited service, with an offset of 50% of Social Security (prorated if years of credited service are less than 30). Compensation under the Retirement Plan includes the compensation shown in the Summary Compensation Table under the headings "Salary," "Bonus" and "LTIP Payouts," subject to a maximum compensation set by law ($150,000 in 1995).

        Executive officers participate in an unfunded program which supplements benefits under the Retirement Plan. Under this program executive officers are provided with additional increments of 0.50 of 1% of compensation per year of credited service over that presently payable under the Retirement Plan to non-bargaining unit employees.

        In no event can a pension paid under the above described plans to a non-bargaining unit employee exceed 70% of the employee's average monthly compensation.

        A trust has been established for deposit of the aggregate present value of the benefits described above for executive officers upon the occurrence of a change in control of the Corporation, which trust would not be considered funding the benefits for tax purposes.

        The following table shows total estimated annual benefits payable from funded and unfunded sources to executive officers upon normal retirement at age 65 at specified compensation and years of service classifications calculated on a single-life basis and adjusted for the projected Social Security offset:



                                                        ANNUAL PENSION PAYABLE FOR LIFE
 AVERAGE ANNUAL COMPENSATION                       AFTER SPECIFIED YEARS OF CREDITED SERVICE
  IN HIGHEST 5 OF LAST 10                          ------------------------------------------
 CALENDAR YEARS OF SERVICE                  10 YEARS        20 YEARS         30 YEARS         40 YEARS
-----------------------------               --------        --------         --------         --------
        $  200,000                         $ 40,000        $ 80,000          $120,000        $140,000*
           400,000                           82,000         164,000           246,000         280,000*
           600,000                          124,000         248,000           372,000         420,000*
           800,000                          166,000         332,000           498,000         560,000*
         1,000,000                          208,000         416,000           624,000         700,000*
         1,200,000                          250,000         500,000           750,000         840,000*
         1,400,000                          292,000         584,000           876,000         980,000*

*   Figures reduced to reflect the maximum limitation of 70% of compensation.

        The above table does not reflect limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"), on pensions paid under federal income tax qualified plans. However, an executive officer covered by the Corporation's unfunded program will receive the full pension to which he would be entitled in the absence of such limitations.

        The years of credited service under the Retirement Plan for the individuals named in the Summary Compensation Table are: Mr. Stratton - 22; Mr. Shiely - 9; Mr. Hamilton - 19; Mr. Wier - 20 and Mr. Eldridge - 29.

EMPLOYMENT AGREEMENTS

        All executive officers of the Corporation, including the named executive officers, have signed a two-year employment agreement, with a one-year automatic extension upon each anniversary date, unless either party gives 30-days' notice that the agreement will not be further extended. Under the agreement, the officer agrees to perform the duties currently being performed in addition to other duties that may be assigned from time to time. The Corporation agrees to pay the officer a salary of not less than that of the previous year and to provide fringe benefits that are provided to all other salaried employees of the Corporation in comparable positions. In the event of a termination to which these employment agreements apply, the foregoing payments are continued for the remainder of the term of the contract.

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

        The Board of Directors has authorized the Chairman of the Board to offer to all executive officers and to certain other key employees change in control employment agreements which ensure the employee's continued employment following a "change in control" on a basis equivalent to the employee's employment immediately prior to such change in terms of position, duties, compensation and benefits, as well as specified payments upon termination following a change in control. The Corporation currently has such agreements with 15 executive officers and key employees of the Corporation, including all of the executive officers named in the Summary Compensation Table. Such agreements become effective only upon a defined change in control of the Corporation, or if the employee's employment is terminated upon or in anticipation of such a change in control, and automatically supersede any existing employment agreement. Under the agreements, if during the employment term (three years from the change in control) the employee is terminated other than for "cause" or if the employee voluntarily terminates his employment for good reason or during a 30-day window period one year after a change in control, the employee is entitled to specified severance benefits, including a lump sum payment of three times the sum of the employee's annual salary and bonus and a "gross-up" payment which will, in general, effectively reimburse the employee for any amounts paid under Federal excise taxes.


(b) SHAREHOLDER PROPOSAL

        Information regarding a shareholder proposal is set forth below. Briggs & Stratton Corporation disclaims any responsibility for the content of the proposal and statement of support, which are presented as received from the shareholder. Under the Corporation's Articles of Incorporation, the affirmative vote of the holders of a majority of the votes represented, in person or by proxy, at a meeting at which a quorum is present is necessary to adopt this proposal.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

SHAREHOLDER PROPOSAL

        Mr. Joseph G. Chambers, 9325J W. Allyn Street, Milwaukee, Wisconsin, who has indicated he holds 34 shares of common stock of the Corporation, has given notice of his intention to present the following proposal for action at the Annual Meeting:

        BE IT RESOLVED: That the stockholders of Briggs & Stratton Corporation ("Company") urge that the Board of Directors take the necessary steps, in compliance with Wisconsin state law, to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

PROPONENT'S STATEMENT IN SUPPORT OF SHAREHOLDER PROPOSAL

        The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that this classification of the Board of Directors is not in the best interest of the Company and its shareholders. Elimination of the staggered board would require each director to stand for election every year. This procedure would allow shareholders an opportunity to annually register their views on the performance of the board collectively and each director individually.

        Concern that the annual election of all directors would leave the Company without experienced board members in the event that all incumbents are voted out is unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent directors' contributions were not valued.

        I believe that a company's corporate governance procedures and practices, and the level of management accountability they impose, are related to the financial performance of the company. Sound corporate governance practices, such as the annual election of all directors, will impose the level of management accountability necessary to help ensure that a good performance record continues over the long-term.

        A classified board protects the incumbency of the Board of Directors, which in turn limits its accountability to shareholders. I believe that this protection for incumbents reduces management's accountability to shareholders and negatively impacts financial performance.

        Forty-three percent of the shareholders voting at last year's annual meeting voted in favor of this resolution. I believe the Board of Directors will be persuaded to adopt this resolution as corporate policy if it is supported by a majority of shareholders.

        I urge you to vote FOR this proposal.

DIRECTORS' STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

        The Board notes that Mr. Joseph G. Chambers is the Financial Secretary/Treasurer of Local 7232 of the United Paperworkers International Union, the union that represents a majority of the company's hourly employees.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE FOREGOING SHAREHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

        The Corporation has had a staggered board for many years, and it has worked well. In 1992, shareholders again authorized the use of a classified board by approving a change in the state of incorporation through merger of the Delaware corporation into a new Wisconsin corporation, whose Articles of Incorporation provided for its directors to be divided into three classes, as nearly equal in number as possible. In 1994, a similar proposal by a member of Local 7232 of the United Paperworkers International Union was opposed by over 57% of the shareholder votes cast.

        The Board believes that the success of the Corporation in producing long-term shareholder value, as reflected in dividend growth and capital appreciation, requires long-term and strategic planning, capital commitments and careful and consistent application of financial and other resources. In the opinion of the Corporation's Board, a classified Board of Directors facilitates continuity and stability of leadership and policy by assuring that experienced personnel familiar with the Corporation and its business will be on the Board of Directors at all times. The classified Board of Directors is also intended to prevent precipitous changes in the composition of the Corporation's Board and, thereby, serves to moderate corresponding precipitous changes in the Corporation's policies, business strategies and operations and requires careful deliberation which the Board of Directors deems to be in the best interests of the Corporation and its shareholders. Board classification is intended to encourage any person seeking to acquire control of the Corporation to initiate such an action through arm's-length negotiations with management and the Board of Directors, who are in a position to negotiate a transaction which is fair to all of the Corporation's shareholders.

        Election of directors by classes is a common practice that has been adopted by many companies and currently exists at over half of the 500 companies comprising the 1994 Standard & Poor's Stock Price Index. It is specifically permitted by the laws of many states, including the State of Wisconsin, as well as the rules of the New York Stock Exchange.

        FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

                       CERTAIN RELATED PARTY TRANSACTIONS

        The Nominating and Salaried Personnel Committee directed that the Corporation enter into an agreement with Harold M. Stratton II, former Vice President; General Manager - B & S Technologies and a brother of Frederick P. Stratton, Jr., in connection with the spin-off of the Corporation's automotive lock business. The agreement provided for the payout in August 1995 of $55,817 credited to H. M. Stratton's Bonus Bank account under the Economic Value Added Incentive Compensation Plan. The agreement further provided that all in-the-money options be accelerated to be exercisable by the date of spin-off and all other options be cancelled. Under this agreement, the Corporation effected a cash-out of 16,568 options in April 1995. The gross amount of the cash-out was $166,163.

                                    AUDITORS

        The Board of Directors of the Corporation has selected the public accounting firm of Arthur Andersen LLP as its independent auditors for the current year. A representative of Arthur Andersen LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

                  ANNUAL REPORT TO THE SECURITIES AND EXCHANGE
                            COMMISSION ON FORM 10-K

        The Corporation is required to file an annual report, called Form 10-K, with the Securities and Exchange Commission. A copy of Form 10-K for the fiscal year ended July 2, 1995 will be made available, without charge, to any person entitled to vote at the Annual Meeting. Written request should be directed to Carole Ford, Shareholder Relations, Briggs & Stratton Corporation, P.O. Box 702, Milwaukee, Wisconsin 53201.

                             SHAREHOLDER PROPOSALS

        Proposals which shareholders intend to present at the 1996 Annual Meeting of Shareholders must be received at the Corporate Offices Building in Wauwatosa, Wisconsin no later than July 20, 1996, in order to be presented at the meeting (and must otherwise be in accordance with the requirements of the Bylaws of the Corporation), and must be received by May 14, 1996 for inclusion in the proxy material for that meeting.

                                 OTHER MATTERS

        The Directors of the Corporation know of no other matters to be brought before the meeting. If any other matters properly come before the meeting, including any adjournment or adjournments thereof, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.

                                 BY ORDER OF THE BOARD OF DIRECTORS
                                 BRIGGS & STRATTON CORPORATION

                                 Robert H. Eldridge, Secretary

Wauwatosa, Wisconsin
September 11, 1995

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF DIRECTORS

(a)   Election of Directors:  Nominees - Clarence B. Rogers, Jr.; Frederick P. Stratton, Jr.; Elwin J. Zarwell
      / /       VOTE FOR all nominees listed above*           / /  VOTE WITHHELD from all nominees listed above
      *To withhold authority to vote for any nominee, write the nominee's name on the space below.

-------------------------------------------------------------------------------------------------------------------------
                           THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL (b)
(b)   Proposal urging declassification of Board        / /   FOR          / /   AGAINST       / /   ABSTAIN
(c)   In their discretion on other matters as may properly come before the meeting.
All as set forth in the Notice and Proxy Statement relating to the meeting, the receipt of which is hereby acknowledged.

                            BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS CARD.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN.  IF NO DIRECTION IS MADE, THE PROXY
WILL BE VOTED FOR PROPOSAL (a) AND AGAINST PROPOSAL (b) AND IN THE DISCRETION OF THE PROXYHOLDERS ON OTHER MATTERS
AS MAY PROPERLY COME BEFORE THE MEETING.


[BRIGGS & STRATTON LOGO](R)            BRIGGS & STRATTON CORPORATION                                         PROXY
                         PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - OCTOBER 18, 1995                         -----

                         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned does hereby constitute and appoint FREDERICK P. STRATTON, JR.  and ROBERT H. ELDRIDGE, and
each of them, with several power of substitution, attorneys and proxies, for and in the name, place and stead of the undersigned, to vote all shares votable by the undersigned at the shareholders' annual meeting of
Briggs & Stratton Corporation to be held at Tarrytown, New York, October 18, 1995 at 9:00 a.m. Eastern Daylight
Time and any adjournments thereof, subject to the directions indicated on the reverse side hereof, hereby revoking any proxy previously given.

                                                                           Signed ________________________________
                                                                                  ________________________________

                                                                           Dated ___________________________ , 1995

                                                                           Please sign name exactly as it appears
                                                                           hereon. When signed as attorney, executor,
                                                                           trustee or guardian, please add title. For
/ / I PLAN TO ATTEND THE MEETING.                                          joint accounts, each owner should sign.
